Exhibit 10.12G

SEVENTH AMENDMENT TO LEASE

THIS SEVENTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of July 12, 2012 by and between CIM/OAKLAND CENTER 21, LP, a Delaware limited partnership (“Landlord”), and PANDORA MEDIA, INC., a Delaware corporation (“Tenant”), with reference to the following facts:

R E C I T A L S

A.                                    Landlord and Tenant entered into that certain Office Lease dated as of July 23, 2009, as amended by that certain First Amendment to Lease dated as of April 13, 2010 (the “First Amendment”), that certain Second Amendment to Lease dated June 16, 2010 (the “Second Amendment”), that certain Third Amendment to Lease dated as of December 15, 2010 (the “Third Amendment”), that certain Fourth Amendment to Lease dated March 10, 2011 (the “Fourth Amendment”), that certain Fifth Amendment to Lease dated July 1, 2011 (the “Fifth Amendment”), and that certain Sixth Amendment to Lease dated September 27, 2011; collectively, the “Lease”), pursuant to which Tenant leases certain premises (the “Premises”) consisting of 48,891 rentable square feet on the fifteenth (15th) floor and sixteenth (16th) floors of the Building located 2101 Webster Street, Oakland, California (the “2101 Webster Building”), which is part of the office project known as “Center 21” comprised of (i) the 2101 Webster Building, (ii) the building located at 2100 Franklin Street, Oakland, California (the “2100 Franklin Building”; and together with the 2101 Webster Building the “Buildings”), (iii) a subterranean parking garage underneath the Buildings, and (iv) a multi-story parking structure located at 2353 Webster Street (collectively, the “Project”).

B.                                    Tenant intends to expand the Premises to include certain portions of the sixth (6th) floor of the 2100 Franklin Building, comprised of Suite 600 (consisting of 25,198 rentable square feet) (the “6th Floor Expansion Space”).  The Premises have been measured in accordance with the Building Owners and Management Association Method for Measuring Floor Area in Office Buildings, ANSI Z65.1-1996, as modified by Landlord for purposes of the Buildings.

C.                                    Landlord has agreed to the foregoing expansion of the 6th Floor Expansion Space, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows (capitalized terms used but not defined herein shall have the meaning given them in the Lease):

A G R E E M E N T

1.                                      Incorporation of Recitals.  Recitals A through C above are incorporated herein by reference.

2.                                      The Expanded Premises.  Upon full execution and delivery of this Amendment (the “Expansion Commencement Date”), Landlord shall deliver to Tenant and Tenant shall lease the 6th Floor Expansion Space in addition to the Premises.  Accordingly, commencing on the

Expansion Commencement Date, and continuing throughout the Extended Term, as defined in the Third Amendment (the “Expansion Space Term”), Tenant shall lease a total of 74,089 rentable square feet, which space shall herein be known and referred to as the “Expanded Premises.”  Hereinafter, all references in the Lease to the Premises shall refer to the Expanded Premises.

3.                                      Monthly Base Rent for the 6th Floor Expansion Space.  The parties agree that the Base Rent for the first twelve (12) months of the Expansion Space Term pertaining to the 6th Floor Expansion Space commencing on October 1, 2012 (the “6th Floor Expansion Space Rent Commencement Date”) shall be $71,814.30 (based on $2.85 per rentable square foot).  Thereafter, Base Rent shall be increased annually by 3% per annum throughout the Expansion Space Term.

4.                                      Base Year; Tenant’s Proportionate Share.  Commencing on the 6th Floor Expansion Space Term, and during the Expansion Space Term, as to the 6th Floor Expansion Space, Tenant shall pay Tenant’s Proportionate Share of increases of Operating Costs over the calendar year 2013, which is 11.63% (as to the 6th Floor Expansion Space only), based on 25,198/216,668 (as to the 2100 Franklin Building), and 3.66% (as to the Buildings).  Tenant shall continue to pay Tenant’s Proportionate Share as to the remaining Premises pursuant to the terms of the Lease.

5.                                      Condition of the Expansion Space.  Tenant hereby agrees to accept the 6th Floor Expansion Space in their “as-is, where is” condition.  Notwithstanding the foregoing, Landlord shall provide Tenant with a tenant improvement allowance (the “Improvement Allowance”) in the amount of $1,133,910.00 (based on $45.00 per rentable square foot of the 6th Floor Expansion Space) to be used for costs relating to the design and construction of interior improvements that will be permanently affixed to the 6th Floor Expansion Space (the “Improvements”), less Landlord’s construction management fee equal to 3% of the costs of the Improvements.  Landlord and Tenant shall mutually agree upon a general contractor to construct the Improvements.  Prior to commencement of construction of any Improvements, Tenant shall provide Landlord with plans and specifications prepared by a licensed architect for Landlord’s approval, which approval will not be unreasonably withheld, conditioned or delayed.  All Improvements shall be constructed in accordance with such plans and specifications, and shall be performed and completed in compliance with all applicable laws, codes, regulations and ordinances, free of liens and without any claims for unpaid bills for material, labor or supplies.  Tenant shall ensure that all contractors and subcontractors carry “All Risk” insurance in accordance with the terms of Article 11 of the Lease.  Tenant shall furnish to Landlord any executed construction permits, final inspection reports, and such invoices, certifications, affidavits, lien releases, and other documentation as Landlord may reasonably request, to be assured that the Improvements have been completed in compliance with all laws and in accordance with the plans and specifications have been paid for by Tenant.  Provided Tenant complies with the foregoing requirements, including but not limited to, proof of payment of all bills and delivery to Lessor of conditional and unconditional lien releases from all contractors, subcontractors and material suppliers, Landlord will reimburse Tenant within thirty (30) days after completion of the Improvements and submission of a written request accompanied by such materials up to an amount not to exceed the amount of the Improvement Allowance.  Tenant will be responsible for paying all costs of the Improvements in excess of the Improvement Allowance.  At the time it approves the plans, Landlord must advise Tenant in writing which, if any, of the Improvements must be removed upon the expiration or earlier termination of the term of this Amendment.

6.                                      Security Deposit.  Concurrently with Tenant’s execution of this Amendment, Tenant shall deposit an additional $300,000.00 towards the Security Deposit.  Tenant may elect to deposit an irrevocable letter of credit, subject to the terms of the Lease and substantially in the form of Exhibit F thereto, in lieu of depositing a cash Security Deposit.  Landlord shall continue to hold the Security Deposit, as increased herein, pursuant to the terms of the Lease.

7.                                      Parking.  Effective as of the 6th Floor Expansion Rent Commencement Date and continuing throughout the Expansion Term, Tenant shall have the right to rent the additional following parking spaces:  Up to twenty-five (25) unreserved parking passes in the Parking Structure at 2353 Webster, and up to two (2) unreserved parking passes in the Underground Parking Garage.  Tenant’s rental and use of such additional parking passes shall be in accordance with, and subject to, all provisions of the Lease including, without limitation, any increases in payment of the monthly parking rates as specified therein.  Bicycle parking is available on the first deck of the 2353 Webster Parking Structure at no cost to Tenant.  The parties acknowledge that Landlord currently operates a courtesy shuttle on non-holiday business days between the Parking Structure and the Building, and between the Building and the 19th Street BART Station between 3:30 p.m. and 8:30 p.m.  Tenant should direct any questions regarding such shuttle to the Buildings manager.

8.                                      Signage.  At no cost to Tenant, Landlord shall provide Buildings standard signage, including 2100 Franklin Building directory, elevator lobby and suite identification signage.

9.                                      Brokers.  Landlord and Tenant each warrant and represent to the other that other than Jones Lang LaSalle and Colliers International (“Brokers”), it has not employed or dealt with any real estate broker or finder in connection with this Amendment, and that it knows of no real estate broker, agent or finder who is or might be entitled to a commission or fee in connection with this Amendment.  Landlord and Tenant each agree to indemnify, defend and hold the other harmless from and against any and all claims demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent other than Brokers occurring by, through, or under the indemnifying party in connection with this Amendment.

10.                               Status of Lease.  Except as amended by this Amendment, the Lease remains unchanged, and, as amended by this Amendment, the Lease is in full force and effect.

11.                               Counterparts.  This Amendment may be executed in several counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same Amendment.  In addition, properly executed, authorized signatures may be transmitted via facsimile and upon receipt shall constitute an original signature.

12.                               Entire Agreement.  There are no oral or written agreements or representations between the parties hereto affecting the Lease not contained in the Lease or this Amendment.  The Lease, as amended, supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, displays, projections, estimates, agreements, and understandings, if any, made by, to, or between Landlord and Tenant and their respective agents and employees with respect to the subject matter thereof, and none shall be used to interpret, construe, supplement or contradict the Lease, including any and all amendments thereto.  The Lease, and all amendments thereto, shall be considered to be the only agreement between the parties hereto and their representatives and agents.  To be effective and binding on Landlord and Tenant, any amendment, revision, change or modification to the provisions of the Lease must be in writing and executed by both parties.

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IN WITNESS WHEREOF, Landlord and Tenant have entered into this Amendment as of the date first set forth above.

“Tenant”:

PANDORA MEDIA, INC.,
a California corporation

By:
Name:
Its:

“Landlord”:

CIM/OAKLAND CENTER 21, LP,
a Delaware limited partnership

By:	CIM/Oakland Office Properties GP, LLC,
its general partner

By:
Avraham Shemesh